U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 24, 2006

COFFEE PACIFICA, INC.

(Exact name of small business issuer as specified in its charter)

Nevada	333-10170-2	46-0466417
(State or other jurisdiction of incorporation or organization)	Commission File No	(IRS Employer Identification Number)

Suite 1210 1200 West 73rd Avenue, Vancouver, B.C., Canada	V6P 6G5
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (604) 264 8012

(Former name, former address and former fiscal year, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 - Corporate Governance and Management

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appoint of Principal Officers

Coffee Pacifica, Inc. issued a new release dated January 10, 2006 to announce the promotion of Mr. Terry Klassen from Vice President Coffee Sales to be the new Chief Operating Officer ("COO"). Mr. Klassen initially joined the company on June 1 2005, as the Vice President Coffee Sales. Mr. Klassen's increased responsibilities include the day-to-day management and operation of Coffee Pacifica's business affairs, including the marketing and sales of green bean coffee in the United States, Canada and Europe. Mr. Klassen has wide-ranging sales experience in the coffee industry with green bean coffee and coffee related products. Mr. Klassen has held numerous senior management positions, including President of Coffee Butlers LLC, Vice President Western Sales with UsRefresh Coffee and Vending and recently as a President of Vogue International Coffee Products Broker Inc.

Mr. Klassen stated that "the demand for our PNG green beans outstrips our current shipping receipt, which bodes well for our 2006 sales. We are seeing repeat business from our customers; an indication of the acceptance of our superior service and green beans. Accordingly, we intend to capitalize and improve on our current position and are developing marketing strategies to become a #1 supplier of PNG beans in United States and Canada."

On January 12, 2006, we issued a new release to announce that Mr. Kim R. Moore was appointed the President and Chief Executive Officer and Ms Orrel J. Lanter was appointed a Director - Business Development of its wholly owned subsidiary, Uncommon Grounds Inc., effective October 12, 2005. Uncommon Grounds Inc. is located in Berkeley, California and has been in the coffee roasting and wholesale business since 1984. Its coffee products are sold under the "Uncommon Grounds Gourmet Coffee" label.

Mr. Kim Moore, as the President and CEO, is responsible for the day- to-day management of the company's affairs. Mr. Moore has extensive management experience in the coffee and restaurant business. Since 1997, Mr. Moore was the General Manager of Uncommon Grounds Inc. and from 1989 to 1994 was a General Manager at Keystone Coffee Company in San Jose, California. Mr. Moore was previously a General Manager with California Good Earth Restaurants.

Ms Orrel Judith Lanter, as Director - Business Development is responsible for establishing new markets for "Uncommon Grounds Gourmet Coffee" in California. Ms Lanter is a veteran, entrepreneurial business executive with a significant track record of leadership in community based organizations. In 1984, Ms Lanter established Uncommon Grounds Inc. a socially and environmentally responsible coffee company based on the "sustainable" model.

Ms. Lanter has been past President of The West Berkeley Association of Industrial Companies, representing the manufacturing and distributing businesses in West Berkeley. She was Co-Chair of the Potter Creek Business and Neighborhood Association. She organized the first Sustainable Business Conference in Berkeley, California with the Mayors Office, the City of Berkeley and the Office of Economic Development. She was a panelist with Fortune Magazines "Women In Leadership Conference" inspiring woman who have had an impact on social responsibility in their respective industries, at Haas School of Business, University of California. She was recently an International Cupping Judge in Papua New Guinea for the "Pride of PNG 2005" cupping competition.

There are no family relationships among directors, executive officers, or persons nominated or chosen by the Company to become directors or executive officers. There have been no transactions during the last two years, or proposed transactions, to which the Company was or is to be a party, in which Terry Klassen and Kim Moore had or is to have a direct or indirect material interest.

Appointment of Orrell Lanter is pursuant to the definitive Purchase and Sale Agreement (the "Agreement") dated October 10, 2005, wherein Coffee Pacifica acquired one hundred (100) percent of the issued and outstanding shares of Uncommon Grounds Inc. for a cash payment of $430,000. The shares were acquired from two shareholders Orrel J. Lanter (5, shares) and Berry Berkowitz (15, shares) who collectively represented one hundred percent (100%) of the issued and outstanding stock of Uncommon Grounds Inc. On completion of the Agreement, Orrel Lanter was appointed a Director of Uncommon Grounds Inc.

Section 8 - Other Events

Item 8.01 Other Events

A lawsuit was filed against Coffee Pacifica, Inc. by Brian J. Inouye, a former Director. This action is being prosecuted in Clark County, Las Vegas, Nevada. Coffee Pacifica considers the law suit frivolous, will aggressively and vigorously defend itself, and intends to counter-claim for damages, including fraud.

Coffee Pacifica has appointed Internet -IR Services, Inc. based in Delta, British Columbia, to establish and liaise with its investors. The agreement is for month to month basis starting January 12, 2006, and may be terminated by either party with a seven (7) day written notice. The monthly fees for the services to be rendered by Internet - IR Services, Inc is $3,000 per month.

Coffee Pacifica incorporated a new wholly owned subsidiary New Guinea Peaberry Coffee, Inc. in the state of Nevada on January 20, 2006. The New Guinea Peaberry Coffee Company, Inc. will be involved in the business of marketing and selling of roasted peaberry coffee produced in Papua New Guinea.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

d) Exhibits

The following exhibits are filed herewith

10.1 Engagement Agreement

99.1 Press Release dated January 10, 2006

99.2 Press Release dated January 12, 2006

99.3 Press Release dated January 19, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.

COFFEE PACIFICA, INC.

Date: January 24, 2006 ____________ /s/ Shailen Singh ___ _________

Shailen Singh, President & CEO